Exhibit 99.2

SWIFT ENERGY CLOSES SOUTH LOUISIANA ACQUISITION
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HOUSTON,  October 4, 2006 - Swift  Energy  Company  (NYSE:  SFY) closed the vast majority of the property interests of the previously announced acquisition from BP America Production Company ("BP") with an effective date of April 1, 2006. The property interests are located in five primarily onshore South Louisiana fields: Bayou Sale, Horseshoe Bayou and Jeanerette Fields (all located in St. Mary Parish), High Island Field in Cameron Parish and Bayou Penchant Field in Terrebonne Parish.

The final purchase price of the property interests closed at this time was $157.3 million and is subject to post-closing adjustments. This acquisition was funded with approximately $49.3 million of bank borrowings under the Company's credit facility, and the balance with cash-on-hand and initial performance deposit. Swift Energy expects that this acquisition will increase its production in the fourth quarter 2006 by 0.6 to 1.0 Billion cubic feet equivalent ("Bcfe").

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana, Texas and most recently Alaska, as well as oil and natural gas reserves in New Zealand. Over the Company's 26-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

This  material  includes  "forward-looking  statements"  within  the  meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's business are set forth in the filings of the Company with the Securities and Exchange Commission.



Company Contact
---------------
Scott A. Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412

              16825 Northchase Drive, Suite 400, Houston, TX 77060
                              www.swiftenergy.com